                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               Amax Gold Inc.
                (Name of Registrant as Specified In Its Charter)

                               Amax Gold Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                    [LOGO OF AMAX GOLD INC. APPEARS HERE]

              9100 EAST MINERAL CIRCLE, ENGLEWOOD, COLORADO 80112
                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 5, 1994

                                                                  April 11, 1994

To the Holders of Common Stock:

  The Annual Meeting of Stockholders of Amax Gold Inc. (the "Company") will be held at the Scanticon Denver Conference Center, 200 Inverness Drive West, Englewood, Colorado on Thursday, May 5, 1994, at 9:00 a.m. (Mountain Daylight Saving Time) for the following purposes:

  1. To elect six Directors, each for a term of one year;

  2. To ratify the selection of Price Waterhouse as auditors for the fiscal year 1994;

  3. To approve the adoption of a stock grant plan for the Company's nonemployee directors; and

  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The holders of common stock are entitled to vote on all of the above proposals.

  The Board of Directors has fixed the close of business on March 24, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

  IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By order of the Board of Directors

                                            Paul J. Hemschoot, Jr.
                                                  Secretary

                    [LOGO OF AMAX GOLD INC. APPEARS HERE]

                                PROXY STATEMENT
                              GENERAL INFORMATION

  This Proxy Statement, along with the enclosed form of proxy, is being mailed to stockholders on or about April 13, 1994, in connection with a solicitation of proxies by the Board of Directors of Amax Gold Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 5, 1994, at 9:00 a.m. (Mountain Daylight Saving Time) at the Scanticon Denver Conference Center, 200 Inverness Drive West, Englewood, Colorado, 80112, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

REVOCABILITY OF PROXY

  Execution of the enclosed form of proxy will not affect a stockholder's right to attend the meeting and vote in person. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by attending the meeting and voting in person or by filing with the Secretary of the Company an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

VOTING SECURITIES

  The Record Date for voting at the Annual Meeting was the close of business on March 24, 1994. On the Record Date, the Company had outstanding 78,196,647 shares of common stock (exclusive of 1,991 shares held in the Treasury), which is the only outstanding class of voting securities of the Company. The outstanding common stock will be voting on all matters currently scheduled to be acted upon at the Annual Meeting, with each share entitled to one vote.

VOTING PROCEDURES

  Under the Delaware Corporation Law and the Company's By-Laws, the holders of a majority of the shares of common stock eligible to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. For this purpose, shares which are present or represented by a proxy at the 1994 Annual Meeting will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on, or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to, any particular matter. Once a quorum of the stockholders is established, the Directors standing for election (Proposal 1) must be elected by a plurality of the votes cast; the ratification of the selection of auditors (Proposal 2) and approval of the stock grant plan for nonemployee directors (Proposal 3) must be approved by holders of a majority of the shares of the Company's common stock present in person or represented by proxy. In the tabulation of votes on each Proposal, shares represented at the Annual Meeting, in person or by proxy, that either abstain from voting on Proposal 2 or 3 or are represented by a proxy lacking authority to vote on either of those Proposals will have the same effect as shares voted against the Proposal.

  Votes at the 1994 Annual Meeting will be tabulated by two employees of Chemical Bank, the Company's Transfer Agent, to be named by Chemical Bank to serve as inspectors of election.

SOLICITATION

  The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers and regular employees of the Company, personally or by telephone or telegraph, and the Company may reimburse persons holding shares in their names or those of their nominees for their expenses in sending soliciting material to their principals.

                          CHANGE OF CONTROL OF COMPANY

  On November 15, 1993, AMAX Inc. ("Amax"), a New York corporation which owned approximately 68% of the Company's outstanding common stock, was merged with and into Cyprus Minerals Company, a Delaware corporation (the "Cyprus Amax Merger"). The merged company was renamed Cyprus Amax Minerals Company ("Cyprus Amax"). Immediately prior to the Cyprus Amax Merger, Amax distributed 21.8 million shares (approximately 28%) of the Company's common stock (together with all of the outstanding shares of common stock of Alumax Inc., a Delaware corporation that controlled Amax's aluminum business) in a distribution to its stockholders. As a result of the Cyprus Amax Merger, and after giving effect to the prior stock distribution by Amax, Cyprus Amax acquired approximately 31.3 million shares of the Company's common stock, which constitutes approximately 40% of the outstanding common shares of the Company.

                        CHANGE IN MANAGEMENT OF COMPANY

  Since the Cyprus Amax Merger, senior management of the Company has been changed. Milton H. Ward, Chairman of the Board, President and Chief Executive Officer of Cyprus Amax, became Chairman of the Board, President and Chief Executive Officer of the Company in mid-November 1993. On February 1, 1994, Roger A. Kauffman was appointed Senior Vice President and Chief Operating Officer of the Company. Mr. Kauffman came to the company from Hecla Mining Company, where he had been Vice President-Industrial Minerals since 1986. Mr. Kauffman, who has developed low-cost, highly efficient mining operations, is charged with improving the Company's operating performance.In January 1994, Mark A. Lettes, former Vice President and Treasurer of the Company, was named the new Chief Financial Officer. Mr. Lettes will be responsible for the Company's hedging activities and obtaining financing for the Company's development projects.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  As of March 1, 1994, the following is, to the knowledge of the Company, the only person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than 5% of the Company's common stock:

                 NAME AND ADDRESS                  AMOUNT AND NATURE    PERCENT
               OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP OF CLASS
               -------------------              ----------------------- --------
   Cyprus Amax.................................
    9100 East Mineral Circle                       31,313,709 shares      40.0%
    Englewood, Colorado 80112                      Indirect

                  SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  As of March 1, 1994, the following table sets forth the amount of all equity securities of the Company and Cyprus Amax that are beneficially owned by each Director of the Company, each of the executive officers named in the Summary Compensation Table on page 11, Messrs., Kauffman and Lettes and all Directors and executive officers of the Company as a group. The table segregates shares held from those beneficially owned through ownership of options to purchase shares. A person is considered to "beneficially own" any shares (i) over which such person exercises sole or shared voting or investment power or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (e.g., through the exercise of employee stock options). Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set opposite his name. None of the Directors or officers of the Company beneficially own any shares of Cyprus Amax's $4.00 Series A Convertible Preferred Stock.

                                                                                                             OPTIONS ON
                                      NUMBER OF                OPTIONS ON AMAX     NUMBER OF                CYPRUS AMAX
                                      SHARES OF               GOLD COMMON STOCK    SHARES OF                COMMON STOCK
                                      AMAX GOLD     PERCENT      EXERCISABLE      CYPRUS AMAX    PERCENT    EXERCISABLE
                                       COMMON         OF       WITHIN 60 DAYS       COMMON         OF      WITHIN 60 DAYS
NAME OF BENEFICIAL OWNER                STOCK        CLASS        OF 3/1/94          STOCK        CLASS      OF 3/1/94
- ------------------------              ---------     -------   -----------------   -----------    -------   --------------
Allen Born........................     10,138          *               --            20,648(/1/)    *          75,461
Gerald J. Malys...................      2,000          *               --            85,660(/1/)    *          78,000
Rockwell A. Schnabel..............        -- (/2/)    --               --             5,500         *             --
Vernon F. Taylor, Jr..............        750          *               --               --         --             --
Milton H. Ward....................     10,000          *               --           237,615(/1/)    *         450,000
Russell L. Wood...................      4,199(/3/)     *               --               --         --             --
Harry B. Carson...................      5,297(/4/)     *            20,000              --         --             --
Richard B. Esser..................      7,517(/4/)     *             6,000            5,000        --             --
Timothy J. Haddon.................      2,590(/4/)     *               --             1,860        --             --
Paul J. Hemschoot, Jr.............      3,927(/4/)     *             6,000              --         --             --
Marvin K. Kaiser..................        --          --            15,000(/5/)         --         --             --
Roger A. Kauffman.................        --          --               --               --         --             --
Mark A. Lettes....................        362(/4/)     *             8,000              --         --             --
Neil K. Muncaster.................      3,705(/4/)     *            15,000              --         --             --
All Directors and Executive
 Officers as a group
 (16 persons).....................     50,667(/4/)     *           101,000          356,283(/1/)    *         603,461

- --------
  * Less than 1%
(1) The total shares shown for all directors and executive officers as a group include the following for Messrs. Ward and Malys: (i) stock held in the Employee Savings Plan of 1,295 shares for Mr. Ward and 3,182 shares for
    Mr. Malys, and; (ii) stock held in the Employee Stock Ownership Plan of
    369 shares for Mr. Malys. The total shares shown for all directors and executive officers as a group also include 1,463 shares of Cyprus Amax common stock held for Mr. Born in the AMAX Inc. Thrift Plan for Salaried Employees.
(2) Mr. Schnabel purchased 10,000 shares of the Company's common stock on March 7, 1994, after being named a director.
(3) Includes shares held under the Directors Deferred Compensation Plan referred to on page 7.
(4) The total shares shown include the following number of shares held indirectly through the Company's Thrift Plan as of March 1, 1994: Timothy
    J. Haddon, 610 shares; Paul J. Hemschoot, Jr., 3,764 shares; Mark A. Lettes, 62 shares; Neil K. Muncaster, 2,705 shares; Harry B. Carson, 5,297 shares; Richard B. Esser, 5,062 shares and all directors and executive officers as a group, 17,682 shares.
(5) These options expired as of March 31, 1994, as a result of Mr. Kaiser's termination of employment with the Company.

                           1. ELECTION OF DIRECTORS

  The Company currently has six Directors, each of whom is elected for a one-year term at each annual meeting. At the 1994 Annual Meeting, the following nominees have been recommended for election by the Board of Directors of the Company to hold office for one year or until their successors are duly elected and qualified.

                Messrs. Allen Born
                        Gerald J. Malys
                        Rockwell A. Schnabel
                        Vernon F. Taylor, Jr.
                        Milton H. Ward
                        Russell L. Wood

  It is not anticipated that any of these nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the enclosed proxy reserve the right to substitute another person of their choice as nominee in his place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws.

  The six nominees receiving the largest number of votes by the holders of common stock present at the annual meeting in person or represented by proxy will be elected. In accordance with Securities and Exchange Commission regulations, the enclosed proxy card provides stockholders with an opportunity to grant to or withhold from the appointees named thereon the authority to vote for the election of any individual named above. Only proxies marked "For" the nominees or indicating no preference whatsoever will be counted as "votes" in determining the election of Directors, although the Company will tabulate any instructions withholding authority to vote for one or more of the nominees.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND TO SO VOTE.

                 INFORMATION CONCERNING DIRECTORS AND NOMINEES

ALLEN BORN*                                                  Director since 1987
Chairman and Chief Executive Officer of Alumax Inc.                       Age 60
(aluminum)
Co-Chairman of the Board of Cyprus Amax
(mining and minerals)

Mr. Born has been Chairman of the Board and Chief Executive Officer of Alumax Inc. since November 15, 1993. He has also been a Director and Co-Chairman of Cyprus Amax since November 15, 1993. Prior to that Mr. Born was Chairman of the Board and Chief Executive Officer of Amax and Chairman of the Board of the Company for more than five years. From June 1985 to July 1991 Mr. Born was also President and Chief Operating Officer of Amax. Mr. Born is also a Director of Canada Tungsten Inc., which is an indirect 48% subsidiary of Cyprus Amax, and the American Mining Congress.
- --------
* Chairman of the Compensation Committee

GERALD J. MALYS*                                             Director since 1993
Senior Vice President and Chief Financial Officer of Cyprus Amax          Age 49
(mining and minerals)

Mr. Malys has been Senior Vice President and Chief Financial Officer of Cyprus Amax since July 1989. Prior to that he was Senior Vice President Financial and Information Services for Cyprus Amax since August 1988.
- --------
* Member of the Compensation Committee

ROCKWELL A. SCHNABEL                                         Director since 1994
Partner of Trident Capital L.P.                                           Age 57
(finance)

Ambassador Schnabel served as Deputy Secretary of the United States Department of Commerce in 1991 and 1992; Acting Secretary of Commerce from December 1991 to March 1992; and Under Secretary of Commerce in 1989 and 1990. Prior to that he served as the United States Ambassador to the Republic of Finland from 1986 to 1989. Ambassador Schnabel is also a Director of Cyprus Amax.

VERNON F. TAYLOR, JR.*                                       Director since 1987
President, Westhoma Oil Company                                           Age 78
(oil and gas)

Mr. Taylor has been President and a Director of Westhoma Oil Company and Peerless, Inc. for more than five years. He is also a Director of Colorado National Bankshares, Inc.
- --------
* Chairman of Audit Committee and Nominating Committee

MILTON H. WARD                                               Director since 1993
Chairman, President and Chief Executive                                   Age 61
Officer of the Company
Co-Chairman, Chief Executive Officer
and President of Cyprus Amax
(mining and minerals)

Mr. Ward has been Chairman of the Board, President and Chief Executive Officer of the Company since November 1993. He is also Chairman, Chief Executive Officer and President of Cyprus Amax since May 1992 (Co-Chairman since November
1993). Mr. Ward served as Director, President, and Chief Operating Officer of Freeport-McMoRan Inc. from 1983 until May 1992 and Chairman and Chief Executive Officer of Freeport McMoRan Copper & Gold Inc. from 1984 until May 1992. Mr. Ward is Vice Chairman and a Director of the American Mining Congress.

RUSSELL L. WOOD*                                             Director since 1987
Mining Consultant                                                         Age 66

Mr. Wood has been an independent businessman and mining consultant since May 1989. From May 1990 to February 1992 he also served as President and Chief Executive Officer of Asamera Minerals Inc. Prior to May 1989 Mr. Wood was President of Copper Range Company since November 1985. He is currently a member of the Board of Trustees of the Colorado School of Mines.
- --------
* Member of Audit Committee and Nominating Committee

                     OTHER INFORMATION CONCERNING DIRECTORS

ELECTION

  Messrs. Born, Taylor and Wood were elected by the holders of common stock of the Company at the annual meeting of stockholders held on May 11, 1993, for a term of one year and until their successors are duly elected and qualified. Messrs. Malys and Ward were appointed by unanimous written consent of the Company's remaining directors to fill two vacancies on the Board which became effective with the Cyprus Amax Merger on November 15, 1993. (See CHANGE OF CONTROL OF COMPANY on p. 2 of this Proxy Statement.) Mr. Schnabel was appointed to fill a vacancy on the Board at a meeting of the Board of Directors on March 1, 1994.

COMPLIANCE WITH EXCHANGE ACT SECTION 16(A)

  The Company's officers and directors and persons who are beneficial owners of more than 10% of the Company's common stock (10% beneficial owners) are required to file reports of their holdings and transactions in the Company's common stock with the Securities and Exchange Commission ("SEC") and to furnish the Company with copies of such reports. Based primarily upon its review of the copies it has received and upon written representations it has obtained from some of these persons, the Company believes that during the fiscal year ended December 31, 1993, the Company's officers, directors and 10% beneficial owners have complied with all such filing requirements except as set forth in this paragraph. Each of Messrs. Born, Haddon and Carson made one late Form 4 filing in 1993 with respect to one transaction by each of them in the Company's common stock. Mr. Born is a director of the Company, Mr. Haddon is a former director and former President and Chief Executive Officer of the Company, and Mr. Carson is a former officer of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  (i) Audit Committee. The Audit Committee is composed of Messrs. Taylor and Wood, with Mr. Taylor being the Chairman of the Committee. The principal functions of this Committee are to recommend to the Board of Directors the independent accounting firm that will conduct the annual audit of the Company's accounts, to review the nature and scope of the audit and the financial organization and accounting practices of the Company, as well as the qualifications and performance of its internal auditors and its past or proposed auditing firm. In addition, the Committee recommends to the Board of Directors policies concerning avoidance of employee conflicts of interest and avoidance of conflicts of interest between the Company and Amax (now Cyprus
Amax). It also reviews the administration of such policies. During 1993, the Audit Committee met three times.

  (ii) Nominating Committee. The Nominating Committee normally consists of three directors, none of whom may be an officer of the Company or of any affiliate of the Company. Messrs. Taylor and Wood currently comprise the Nominating Committee, with Mr. Taylor being the Chairman. The principal function of the Nominating Committee is to recommend to the Board prospective members of the Board of Directors. The Nominating Committee met in January 1994 to nominate Rockwell A. Schnabel to fill a vacancy on the Board. The Committee will consider candidates for Board membership suggested by the stockholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary of the Company at its principal executive offices. Individuals suggested as candidates should have attained a position of leadership in the candidate's field of endeavor and have demonstrated the ability to exercise sound business judgment. A candidate must also indicate a willingness to serve on the Board and attend scheduled Board and Committee meetings.

  (iii) Compensation Committee. The Compensation Committee normally consists of three directors and is responsible for establishing, implementing and monitoring the Company's policies and plans for executive development, succession planning and compensation of officers and key employees of the Company. The Compensation Committee administers the Company's stock option plan for officers and employees, as well as the performance share plan for officers and certain key employees. Messrs. Born and Malys are on the Compensation Committee with Mr. Born being the Chairman. The Compensation Committee does not determine the compensation of any of its members and none of its members are eligible to participate in the Company's stock option plan for officers and employees or the Company's performance share plan. The Compensation Committee did not meet during calendar year 1993, but took certain action by unanimous written consent in March and April 1994.

  During 1993, the Board of Directors met six times. All of the Directors attended at least 83% of the aggregate of (a) the total number of Board of Directors meetings held during the year and (b) the total number of meetings of the Committees on which they served in 1993.

DIRECTORS' COMPENSATION

  For their services, Directors who are not officers or employees of the Company or of Cyprus Amax receive $10,000 per year and $1,000 per Board meeting attended. Members of Board Committees are compensated at the rate of $600 per Committee meeting attended, while Committee Chairmen receive $1,000 per meeting attended. Directors who are officers or employees of Cyprus Amax (other than Mr. Born who is Co-Chairman of Cyprus Amax) have not received fees or other compensation from the Company for serving on the Board of Directors or attending Board or Committee meetings. They may, however, be eligible to participate in the Company's 1992 Stock Option Plan and Performance Share Plan in the case of Mr. Ward or in the proposed stock grant plan for nonemployee directors (if approved by the stockholders) in the case of Mr. Malys.

DIRECTORS' DEFERRED COMPENSATION PLAN

  The Company has a Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), whereby any Director who is not an employee of the Company or of Cyprus Amax may elect to defer all or a portion of his director's fees. Amounts deferred under the Deferred Compensation Plan are credited to a participant's account in the form of a right to receive shares of the Company's common stock at the closing market price on the Composite Tape of the New York Stock Exchange on the date such participant would have received such compensation had a deferral election not then been in effect.

  Under the Deferred Compensation Plan, each such Director may elect, prior to the beginning of a Plan Year (as defined in the Plan), to defer all or a portion of his fees for such Plan Year. An election to defer compensation may be revoked or changed for future Plan Years if such revocation or change is made at least 30 days prior to the beginning of the Plan Year to which it relates. Additional shares are credited to such participants as and to the extent dividends are paid on the Company's common stock.

  A distribution will be made to a participant upon termination of his directorship or, if he so elects, on any January 1 occurring thereafter. Such distribution will consist of the number of whole shares credited to his account on the date of such distribution and a cash payment for any fractional shares. Mr. Wood has elected to participate in the Deferred Compensation Plan. During 1993, a total of 1,015 shares of the Company's common stock were credited to Mr. Wood's account pursuant to the Deferred Compensation Plan. In addition a total of 9,758 shares of the Company's common stock was paid to two directors who resigned from the Board during 1993.

PROPOSED STOCK GRANT PLAN FOR NONEMPLOYEE DIRECTORS

  In order to increase the Company's ability to attract and retain outside directors of the highest caliber and experience, in March 1994 the Board of Directors adopted, subject to review and approval by the Compensation Committee of the Board (which approval was subsequently given) and approval by the stockholders of the Company, a Stock Grant Plan for Nonemployee Directors of the Company ("the Directors' Stock Grant Plan"). See Proposal 3 on p. 20 of this Proxy Statement. The affirmative vote of a majority of the shares of the Company's common stock present and eligible to vote at the Annual Meeting will be required for approval of the Directors' Stock Grant Plan. The full text of the Directors' Stock Grant Plan is set forth as Exhibit A to this Proxy Statement. No shares have been issued or reserved for issuance under the Directors' Stock Grant Plan pending stockholder approval of such plan.

                     TRANSACTIONS WITH AMAX AND CYPRUS AMAX

  Prior to the Cyprus Amax Merger on November 15, 1993, Amax owned approximately 68% of the Company's outstanding common stock and provided a variety of services to the Company, either directly or through wholly-owned subsidiaries, under agreements, most of which were entered into in connection with the formation and initial public offering of shares of the Company's common stock in 1987. Mr. Born, who was Chairman and Chief Executive Officer of Amax prior to the Cyprus Amax Merger, is currently Co-Chairman of Cyprus Amax. Mr. Haddon and one other Company director, who resigned in conjunction with the Cyprus Amax Merger, were also officers of Amax, and two of the other directors of the Company, who resigned in conjunction with the Cyprus Amax Merger, were also directors of Amax. Messrs. Malys and Ward are officers of Cyprus Amax and Messrs. Born, Schnabel and Ward are directors of Cyprus Amax.

INDEBTEDNESS

  From time to time the Company and Amax advanced to each other excess funds not then required for the conduct of the lender's business, which advances bore interest at rates determined by reference to then prevailing interest rates. During 1993, the largest amount of indebtedness outstanding was $25.3 million owed to Amax, of which $24.7 million was outstanding and owed to Cyprus Amax as of December 31, 1993. The annualized interest rate on outstanding amounts owed to Amax or Cyprus Amax during 1993 was 3.1%. As of March 15, 1994, the Company had outstanding advances from Cyprus Amax of $24.7 million under a demand promissory note bearing interest at the sum of the Effective Federal Funds Rate (as defined) plus 3/16%. In February 1994 the Company's Board of Directors approved the purchase by Cyprus Amax of three million shares of the Company's common stock as repayment of $20.7 million of outstanding amounts under the demand promissory note. This share purchase is conditioned upon receipt of stockholder approval of this transaction and the financing arrangement described in the following paragraph.

  In February 1994, a commitment letter was signed between the Company and Cyprus Amax to provide the Company with a $100 million convertible line of credit. The outstanding indebtedness under this line of credit may be repaid by the Company issuing a like amount of convertible preferred stock, which in turn can be converted into Company common stock at $8.265 per share, which represents a 20% premium to the ten-day average closing price of the Company's common stock immediately prior to the date the commitment letter was signed. In addition, the Company will have the right to convert the convertible preferred stock into Company common stock at a maximum price of $8.265 per share and a minimum price of $5.854 per share. Cyprus Amax will have the right to replace the line of credit and any outstanding indebtedness and/or preferred stock with the purchase of $100 million of Company common stock at a purchase price of $8.265 per share, which represents approximately 12.1 million shares of the Company's common stock. The Company has been informed that the New York Stock Exchange will require approval of this financing arrangement, as well as the share purchase described in the preceding paragraph, by the Company's stockholders as a condition to listing the additional shares of common stock which may be issued in such transaction. The Company intends to seek such approval later in the year using a separate proxy solicitation or consent solicitation statement.

  As of March 18, 1994, Cyprus Amax had also provided guarantees for approximately $54 million of the Company's outstanding indebtedness and letters of credit.

NON-COMPETITION AGREEMENT

  The Company had a non-competition agreement (the "Non-Competition Agreement") with Amax, which, subject to certain exceptions, prohibited Amax and companies it controlled (other than Canada

Tungsten, Inc.) from competing with the Company in the business of acquiring, exploring for, or developing gold and silver properties, or mining, milling or concentrating gold and silver in the United States, Canada and the North Island of New Zealand. This agreement expired by its terms as of the effective date of the Cyprus Amax Merger. A new agreement is under negotiation with Cyprus Amax. See AGREEMENTS WITH CYPRUS AMAX on p. 10 of this Proxy Statement.

MANAGEMENT SERVICES AGREEMENT

  Pursuant to the terms of a management services agreement (the "Management Services Agreement") entered into at the time of the Company's formation, Amax agreed to provide a variety of managerial and other services to the Company on a full cost-reimbursement basis. The agreement is terminable by the Company or by Cyprus Amax (as successor to Amax) as of the end of any month on 180 days' prior written notice. For fiscal year 1993, amounts charged to the Company by Amax pursuant to the Management Services Agreement were approximately $5.2 million, including the costs of insurance coverage for the Company and employee benefits provided to the Company's officers and employees under benefit and pension plans maintained by Amax through the date of the Cyprus Amax Merger.

  EXPLORATION SERVICES AGREEMENT. Pursuant to an exploration services agreement (the "Exploration Services Agreement") entered into at the time of the Company's formation, Amax Exploration, Inc., a wholly owned subsidiary of Amax, agreed to provide exploration services for the Company. The agreement is effective until terminated by either party with at least 180 days' prior notice. During 1993, the Company conducted its exploration programs through wholly-owned subsidiaries of the Company using its own personnel. Effective January 1, 1994, in order to reduce costs and realize some the synergies from its new affiliation with Cyprus Amax, the Company transferred most of its exploration personnel to Cyprus Amax, but retained its Vice President in charge of exploration. In the future, Cyprus Amax geologists will conduct the Company's exploration for gold, either under the exploration joint venture agreement described below under AGREEMENTS WITH CYPRUS AMAX or otherwise.

  PUT AND CALL AGREEMENT. The Company and Amax entered into a put and call agreement (the "Put and Call Agreement") under which Cyprus Amax (as successor to Amax) may sell shares of Amax Gold common stock to the Company upon exercise of certain common stock purchase warrants (the "Warrants") issued in connection with the acquisition of the Fort Knox project in 1992. The Put and Call Agreement has been approved by the Company's independent directors. A summary of the terms of the Put and Call Agreement is set forth below:

    (i) Put Option. Under the Put and Call Agreement, Cyprus Amax has a put option (the "Put Option") whereby, upon exercise of any Warrants, Cyprus Amax may require the Company to purchase a number of shares of Amax Gold common stock from Cyprus Amax at the Exercise Price (the "Warrant Exercise Price"), as determined pursuant to the provisions of the Warrant Agreement dated January 6, 1992, entered into between the Company and Manufacturers Hanover Trust Company as Warrant Agent, such number to be equal to the number of shares of Amax Gold common stock which the Company is required to issue upon exercise of such Warrants. Pursuant to the Warrant Agreement, the initial Warrant Exercise Price is $21.00 per share and is subject to customary anti-dilution adjustments upon the occurrence of, among other things, stock dividends, stock splits, reclassifications, mergers and similar events.

    (ii) Call Option. In the event Cyprus Amax fails to exercise the Put Option, the Company will have a call option (the "Call Option") whereby it may require Cyprus Amax to sell shares of Amax

  Gold common stock (to the extent then owned by Cyprus Amax) to the Company equal to the number of shares of Amax Gold common stock which the Company is required to issue upon exercise of such Warrants at a price equal to the Warrant Exercise Price plus two-thirds of the excess of (x) the market price per share of Amax Gold common stock over (y) the Warrant Exercise Price.

AGREEMENTS WITH CYPRUS AMAX

  In connection with the change of ownership of the Company resulting from the Cyprus Amax Merger, the Company is in the process of negotiating various agreements with Cyprus Amax. These include a services agreement, a gold exploration joint venture agreement, a non-competition agreement and the $100 million financing arrangement described above under INDEBTEDNESS. Cyprus Amax may also sell to the Company certain of its gold exploration and development properties, subject to the approval of each company's Board of Directors and compliance with stock exchange and possibly other regulatory requirements regarding related party transactions. The services agreement would provide the Company with certain Cyprus Amax general and administrative services in order to take advantage of the synergies between the two companies and is expected to provide both companies with cost savings. The new exploration joint venture agreement would result in the two companies pooling their efforts to discover and develop gold properties, with Cyprus Amax providing 75% of initial funding for newly identified gold exploration targets. This joint venture arrangement would have the benefits of potentially broadening the Company's geographic reach, sharing key personnel, reducing costs and sharing the high risks associated with exploration. Exploration projects that the Company held prior to the Cyprus Amax Merger will continue to be evaluated entirely by the Company. The non-compete agreement would define the terms under which either company would develop and ultimately produce minerals that would be in competition with the other party. Mr. Ward is compensated by Cyprus Amax and a portion of his base salary and benefits is charged back to the Company in proportion to the amount of his time spent on Company business.

  Until the new services agreement and gold exploration joint venture agreement are concluded, the existing Management Services Agreement and Exploration Services Agreement described above will remain in effect with Cyprus Amax succeeding to the rights and obligations of Amax under such agreements. The Put and Call Agreement described above will also remain in place, with Cyprus Amax succeeding to the rights and obligations of Amax under such agreement.

            INFORMATION CONCERNING EXECUTIVE OFFICERS' COMPENSATION

  The following compensation table summarizes the compensation paid during each of the last three fiscal years to Milton H. Ward, who has been the Company's Chief Executive Officer since mid-November 1993; Timothy J. Haddon, who was the Company's Chief Executive Officer until mid-November 1993; and the next four most highly compensated executive officers who were serving as executive officers at the end of 1993, based on salary and bonus earned for fiscal year 1993. As reflected in the table, the Company was not charged with any compensation which Cyprus Amax paid to Mr. Ward for the period from mid-November 1993 through December 31, 1993. Also included in the table is Marvin K. Kaiser, who was the Company's Chief Financial Officer until December 8, 1993, and whose employment with the Company terminated on December 31, 1993. Roger A. Kauffman, Senior Vice President and Chief Operating Officer of the Company since February 1994, and Mark A. Lettes, Vice President and Chief Financial Officer of the Company since January 1994, are not included in the table since they did not assume their positions until 1994.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                 ANNUAL COMPENSATION               COMPENSATION
                          ------------------------------------- --------------------
                                                                 AWARDS     PAYOUTS
                                                                --------   ---------
                                                                           LONG-TERM
                                                                           INCENTIVE
        NAME AND                                   OTHER ANNUAL OPTIONS/     PLAN       ALL OTHER
       PRINCIPAL          FISCAL SALARY     BONUS  COMPENSATION   SARS      PAYOUTS    COMPENSATION
        POSITION           YEAR     $        $(A)      $(B)        #           $         $(C)(D)
       ---------          ------ -------    ------ ------------ --------   ---------   ------------
Milton H. Ward..........   1993        0         0       0            0           0            0
President and Chief
Executive Officer
Timothy J. Haddon.......   1993  204,750(E) 80,528       0            0     347,725(F)   879,682
Former President and
 Chief                     1992  204,750    69,086       0       50,000(G)   39,015(H)    10,488
Executive Officer          1991  195,000    40,000       *       27,150(I)        0            *
Paul J. Hemschoot, Jr. .   1993  140,700    36,892       0            0           0       13,097
Vice President, Sec'y      1992  140,700    25,000       0        6,000(G)        0        4,230
& General Counsel          1991  134,000    18,750       *        2,000(I)        0            *
Marvin K. Kaiser........   1993  131,000    34,348       0            0     103,295(F)   397,817
Former Vice President &    1992  131,000    30,000       0       15,000(G)        0        5,904
Chief Financial Officer    1991  126,000    19,000       *        9,000(I)        0            *
Neil K. Muncaster.......   1993  129,000    33,824       0            0     108,445(F)    63,148
Vice President             1992  129,000    30,000       0       15,000(G)        0        5,814
                           1991  114,154    20,000       *       12,000(I)        0            *
Harry B. Carson.........   1993  125,750    34,086       0            0     111,186(F)    72,299
Former Vice President(J)   1992  121,500    36,400       0       20,000(G)        0        5,476
                           1991  112,500    27,000       *       12,000(I)        0            *
Richard B. Esser........   1993  115,500    30,284       0            0           0       34,574
Vice President             1992  115,500    25,000       0        6,000(G)        0        5,205
                           1991  110,000    13,200       *        2,000(I)        0        5,243

- --------
*   Under the transition rules of the SEC, no disclosure is required.
(A) Includes 1993 payments made by Cyprus Amax under change of control provisions that were triggered by the Cyprus Amax Merger under the Amax Annual Incentive Compensation Plan.
(B) Perquisites are below mandatory reporting levels and are therefore not included.
(C) 1993 amounts include payments made by Cyprus Amax of $686,340 to Mr. Haddon and $344,823 to Mr. Kaiser under Amax corporate separation policies as described under EMPLOYMENT POLICIES, and payments made by Cyprus Amax for outstanding Amax stock options which were triggered as a result of the Cyprus Amax Merger and resulting change of control, representing $183,460 for Mr. Haddon; $13,097 for Mr. Hemschoot; $47,559 for Mr. Kaiser; $57,343 for Mr. Muncaster; $66,640 for Mr. Carson and $29,376 for Mr. Esser. See AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES on p. 13. 1993 amounts also include matching contributions to the Amax Thrift Plan for Salaried Employees in the following amounts: $8,282 for Mr. Haddon; $5,435 for Mr. Kaiser; $5,805 for Mr. Muncaster; $5,659 for Mr. Carson and $5,198 for Mr. Esser.
(D) Amax carried split-dollar life insurance on Mr. Haddon prior to November 15, 1993, and the Company has carried it since that time. The taxable income under this policy during 1993 was $1,600, which is included in the amount shown in this column as compensation to Mr. Haddon.
(E) Mr. Haddon's employment with the Company was terminated as of November 30, 1993. A sum equal to his salary for December 1993 was paid by the Company to Mr. Haddon under a consulting agreement and is included in his 1993 salary amount.
(F) Represents a payout under change of control provisions of the Amax Performance Share Plan (Amax PSP) that were triggered by the Cyprus Amax Merger. This payout was made 100% in cash by Cyprus Amax.
(G) Options to purchase shares of the Company's common stock awarded under the Company's 1992 Stock Option Plan.
(H) Represents an Amax PSP payout made 70% in stock and 30% in cash for the three-year performance period ending in 1992, based on Amax total return to shareholders (stock price movement and dividends paid) relative to a weighted group of 13 competitor companies in the aluminum, gold, coal and oil & gas industries with discretionary adjustment by the Amax Human Resources and Compensation Committee (the "Amax Committee").
(I) Options to purchase shares of Amax common stock awarded under the Amax 1988 Amended and Restated Stock Option Plan. See Note (C) for 1993 payments made by Cyprus Amax under such options.
(J) Mr. Carson's employment with the Company terminated on March 31, 1994.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

  The following table sets forth certain information concerning stock options conditionally granted during 1992 by the Company under the Company's 1992 Stock Option Plan (the "Stock Option Plan") to the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company. The grant of these options was conditional upon the Stock Option Plan being approved by holders of a majority of the shares of the Company's common stock which occurred at the Company's Annual Meeting on May 11, 1993. THE POTENTIALLY REALIZABLE VALUE AT ASSUMED ANNUAL RATES OF STOCK PRICE APPRECIATION FOR THE TERM OF THE OPTIONS SHOWN BELOW ARE PRESENTED PURSUANT TO SEC RULES. THE COMPANY IS NOT AWARE OF ANY MODEL OR FORMULA WHICH WILL DETERMINE WITH REASONABLE ACCURACY A PRESENT VALUE FOR STOCK OPTIONS BASED ON FUTURE UNKNOWN FACTORS. THE ACTUAL AMOUNT, IF ANY, REALIZED UPON THE EXERCISE OF STOCK OPTIONS WILL DEPEND UPON THE MARKET PRICE OF THE COMPANY'S COMMON STOCK RELATIVE TO THE EXERCISE PRICE PER SHARE OF COMMON STOCK OF THE STOCK OPTION AT THE TIME THE STOCK OPTION IS EXERCISED. THERE IS NO ASSURANCE THAT THE POTENTIALLY REALIZABLE VALUES OF STOCK OPTIONS REFLECTED IN THIS TABLE ACTUALLY WILL BE REALIZED. The options granted to Mr. Haddon and Mr. Kaiser have expired by their terms as a result of termination of their employment with the Company. No other stock options were granted by the Company during 1993 under the Stock Option Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                         % OF TOTAL                               ANNUAL RATES OF
                                            STOCK                                   STOCK PRICE
                            STOCK       OPTIONS/SARS                             APPRECIATION FOR
                           OPTIONS/        GRANTED      EXERCISE OR                 OPTION TERM
                         SARS GRANTED   TO EMPLOYEES    BASE PRICE  EXPIRATION ---------------------
NAME                        (#)(A)    IN FISCAL YEAR(B)  ($/SHARE)   DATE(C)     5%($)      10%($)
- ----                     ------------ ----------------- ----------- ---------- ---------- ----------
Timothy J. Haddon.......    50,000(D)       15.83%         $8.75     12/02/02  $  275,141 $  697,260
Paul J. Hemschoot, Jr...     6,000           1.90%         $8.75     12/02/02  $   33,016 $   83,671
Marvin K. Kaiser........    15,000(D)        4.75%         $8.75     12/02/02  $   82,542 $  209,178
Neil K. Muncaster.......    15,000           4.75%         $8.75     12/02/02  $   82,542 $  209,178
Harry B. Carson.........    20,000           6.33%         $8.75     12/02/02  $  110,056 $  278,904
Richard B. Esser........     6,000           1.90%         $8.75     12/02/02  $   33,016 $   83,671

- --------
(A) All options are granted with an alternative settlement method under which, in the Company's discretion, the option holder may exercise the option as if it were a stock appreciation right (SAR).
(B) Based on 315,825 options granted.
(C) Options granted in 1992 became vested on the effective date of the Cyprus Amax Merger as a result of a change in control of the Company (as defined in the Stock Option Plan). Vested options are exercisable for ten years after the date of grant, subject to earlier termination in certain events related to termination of employment.
(D) The options granted to Mr. Haddon and Mr. Kaiser have expired pursuant to their terms as a result of termination of their employment with the Company.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table sets forth information concerning the exercise during 1993 of stock options granted to the former Chief Executive Officer of the Company and the next five most highly compensated executive officers under the Amax 1988 Amended and Restated Stock Option Plan (the "1988 Amax Plan") and the Cyprus Amax and Company options remaining unexercised at December 31, 1993. As a result of the change of control resulting from the Cyprus Amax Merger, all of the outstanding Amax and Company options became immediately vested. Those Amax options that were in-the-money were paid out by Cyprus Amax in cash in November 1993 and the remaining Amax options were converted into exercisable Cyprus Amax options at a factor of .9522 per each Amax option. THE VALUE OF UNEXERCISED CYPRUS AMAX IN-THE-MONEY STOCK OPTIONS AT DECEMBER 31, 1993 SHOWN BELOW IS PRESENTED PURSUANT TO SEC RULES. THE ACTUAL AMOUNT, IF ANY, REALIZED UPON EXERCISE OF A STOCK OPTION WILL DEPEND UPON THE MARKET PRICE OF CYPRUS AMAX'S COMMON STOCK RELATIVE TO THE EXERCISE PRICE OF THE STOCK OPTION AT THE TIME THE STOCK OPTION IS EXERCISED. THERE IS NO ASSURANCE THAT THE VALUES OF UNEXERCISED IN-THE-MONEY STOCK OPTIONS REFLECTED IN THIS TABLE WILL BE REALIZED. None of the unexercised Company stock options were in-the-money at year end.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                  NUMBER OF
                                  SECURITIES                           VALUE OF
                                     WITH                  NUMBER OF  UNEXERCISED
                                  RESPECT TO              SECURITIES  CYPRUS AMAX
                                  WHICH AMAX              UNDERLYING    IN-THE-
                                   OPTIONS                UNEXERCISED    MONEY
                                     WERE      VALUE      OPTIONS AT  OPTIONS AT
                                  EXERCISED   REALIZED      FY-END      FY-END
              NAME                   (1)       ($)(1)       (#)(2)      ($)(3)
              ----                ----------  --------    ----------- -----------
                                                          EXERCISABLE EXERCISABLE
                                                          ----------- -----------
Timothy J. Haddon................   41,450    183,460        61,173       147
Paul J. Hemschoot, Jr............    3,400     13,097        11,746       454
Marvin K. Kaiser.................   10,800     47,559        16,428         0
Harry B. Carson..................   14,500     66,640        25,238         0
Neil K. Muncaster................   12,000     57,343        15,000         0
Richard B. Esser.................    8,504(4)  29,376(4)      9,111       117
  Total..........................   90,654    397,475       138,696       718

- --------
(1) The cash-out amount paid by Cyprus Amax per share of Amax common stock subject to an Amax option was based on a formula equal to the greater of
    (a) the average price of a share of Amax common stock prior to the distribution to Amax shareholders of approximately 28% of the Company's common stock and all of the shares of common stock of Alumax Inc. prior to the Cyprus Amax Merger (see discussion under CHANGE IN CONTROL OF COMPANY) or (b) the average price of the fractional share interests in Cyprus Amax common stock, Alumax Inc. common stock and the Company's common stock received by holders of Amax common stock as a result of the Cyprus Amax Merger, minus the exercise price of the Amax option per share of Amax common stock.
(2) Includes in each case options received as a result of the Cyprus Amax Merger and options received under the Company's Stock Option Plan. See OPTION/SAR GRANTS IN LAST FISCAL YEAR on page 12.
(3) At fair market value of $26.1875 per share based on an average of the high and low sales prices of Cyprus Amax's common stock at December 31, 1993.
(4) In addition to a cash-out amount of $15,389 paid by Cyprus Amax to Mr. Esser in November 1993 with respect to 5,500 Amax options, Mr. Esser exercised 1,100 Amax options in August 1993, realizing $10,230, and exercised 1,904 Cyprus Amax options in December 1993, realizing $3,757.

PENSION AND BENEFITS

  Retirement Plan for Salaried Employees. A Retirement Plan for Salaried Employees of the Company and its subsidiaries (the "Pension Plan") was adopted by the Board of Directors of the Company in October 1993, to be effective with the Cyprus Amax Merger. The Pension Plan is a defined benefit retirement plan with pensions paid in accordance with a formula based upon final pay and years of service. It replaces a similar pension plan that Amax maintained under which officers and employees participated prior to the Cyprus Amax Merger. Officers and employees of the Company, as participants, become entitled to accrued benefits under the Pension Plan after they complete five years of continuous service to the Company and any of its subsidiaries. Accrued benefits are determined on the basis of a participant's years of credited service, which includes all continuous service prior to his or her normal retirement date. The basic benefit formula provides an annual retirement allowance equal to 1 7/8% of the average of the participant's three highest annual rates of compensation prevailing on January 1 during any of the last 10 years of credited service multiplied by the number of years of credited service up to and including 10 years, plus 1 3/4% of such average multiplied by the number of years of credited service over 10 years, less certain adjustments for Social Security benefits, with a minimum benefit of $21 per month multiplied by the number of years of credited service. In those cases where the amounts payable under the Pension Plan exceed the annual pension limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"), such excess will be paid from the Company's Excess Benefit Plan (the "Excess Plan").

                                     ESTIMATED ANNUAL PENSION FOR
                               REPRESENTATIVE YEARS OF CREDITED SERVICE
 HIGHEST THREE-YEAR            ----------------------------------------
AVERAGE COMPENSATION     5      10      15       20       25       30       35
- --------------------     -      --      --       --       --       --       --
      $100,000        $ 9,375 $18,750 $27,500 $ 36,250 $ 45,000 $ 53,750 $ 62,500
       150,000         14,063  28,125  41,250   54,375   67,500   80,625   93,750
       200,000         18,750  37,500  56,500   72,500   90,000  107,500  125,000
       250,000         23,438  46,875  68,750   90,625  112,500  134,375  156,250
       300,000         28,125  56,250  82,500  108,750  135,000  161,250  187,500
       350,000         32,813  65,625  96,250  126,875  157,500  188,125  218,750

  At December 31, 1993, the years of credited service under the Pension Plan for Messrs. Haddon, Hemschoot, Muncaster, Carson and Esser were 17 years, 19 years, 12 years, 16 years, and 24 years, respectively. For purposes of determining benefits under the Pension Plan, covered compensation for these individuals includes the amounts shown in the "Salary" and "Bonus" columns of the Summary Compensation Table with certain minor adjustments. Mr. Ward does not participate in the Company's Pension Plan, but is covered by the Cyprus Amax Retirement Plan for Salaried Employees. On Mr. Kaiser's termination of employment at December 31, 1993, he received a lump sum cash settlement of $75,578 in lieu of pension benefits under the Company's Pension Plan.

  The above table shows the estimated annual retirement benefits, before any applicable offset for Social Security benefits, that would be payable to participants in the Pension Plan at normal retirement (age 65) on a straight life annuity basis. Optional forms of benefit payments are available. Benefits payable under the Pension Plan are also subject to reduction to the extent that participants receive payments pursuant to other Company-or Amax-sponsored pension or retirement plans that have been suspended, discontinued or otherwise terminated. As noted above, benefits under the Pension Plan are limited to the extent prescribed by the Code, and any amounts in excess of such limitations will be paid pursuant to the Excess Plan. Accordingly, the amounts shown in the table reflect the aggregate of payments under both the Pension Plan and the Excess Plan.

EMPLOYMENT POLICIES

  Under Amax corporate separation policies which were applicable to certain Amax and subsidiary company executives, including Messrs. Haddon, Kaiser and Carson, Cyprus Amax paid $686,340 to Mr. Haddon and $344,823 to Mr. Kaiser upon termination of their employment with the Company and termination compensation will be paid to Mr. Carson in connection with his termination of employment as of March 31, 1994. Such termination compensation includes (i) a cash payment equal to one and one-half times (two times in the case of Mr. Haddon) the executive's annual salary plus target award under the Amax Annual Incentive Compensation Plan, a cash bonus plan based upon annual business and individual performance; (ii) a pro rata portion of certain incentive compensation awards, determined on the assumption that all applicable targets have been met; (iii) maintenance of all insurance plans in effect for one and one-half years (two years in the case of Mr. Haddon); and (iv) for a period not to exceed one and one-half years (two years in the case of Mr. Haddon) payment of benefits equivalent on an after-tax basis to the benefits the executive would have received under all employee benefit and executive compensation plans (other than stock option and performance share plans) in which he was participating immediately prior to termination, as if he had received credit for service under such plans during such period following termination. In the event that any payments made pursuant to the policy to Mr. Haddon (together with any payments under any other plans, policies or arrangements) are subject to excise tax under Federal tax laws, Cyprus Amax will increase Mr. Haddon's termination payment to the extent necessary to restore him to the same after-tax position as he would have had if the excise tax had not been imposed. In connection with the change of control of the Company resulting from the Cyprus Amax Merger, Mr. Muncaster relinquished his rights under the Amax corporate separation policy and agreed to continue employment for a minimum of two years from the date of the merger. In consideration of such relinquishment and agreement, the Company agreed to provide Mr. Muncaster with a severance payment of $200,000 upon termination of his employment after such two-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1993, prior to the Cyprus Amax Merger on November 15, the members of the Compensation Committee of the Board of Directors consisted of Mr. Born, Mr. Paul E. Drack, and Mr. Paul W. MacAvoy, Messrs. Drack and MacAvoy being former directors of the Company. Prior to the Cyprus Amax Merger, Messrs. Born and Drack were principal executive officers of Amax and Mr. MacAvoy was an outside director of Amax. Since the Cyprus Amax Merger, the Compensation Committee has consisted of Messrs. Born and Malys, with Mr. Born serving as Chairman. Mr. Born is Co-Chairman of the Board of Cyprus Amax and Mr. Malys is Senior Vice President and Chief Financial Officer of Cyprus Amax. Mr. Ward is Co-Chairman of the Board of Directors, President and Chief Executive Officer of Cyprus Amax. Mr. Ward is compensated by Cyprus Amax and a portion of his base salary and benefits is charged back to the Company in proportion to the amount of his time spent on Company business. None of the present or former members of the Company's Compensation Committee served on the Cyprus Amax (formerly Amax) Compensation Committee, and no executive officers of the Company served on the Cyprus Amax (formerly Amax) Compensation Committee. No member of the Compensation Committee was during 1993 or is an officer or employee of the Company or any of its subsidiaries. (For a discussion of transactions with Cyprus Amax, see "TRANSACTIONS WITH AMAX AND CYPRUS AMAX" on page 8 hereof.)

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Compensation Policies Applicable to Executive Officers

  The Company's Compensation Committee is responsible for establishing, implementing and monitoring the Company's policies and plans for executive development, succession planning and compensation. The Company's policy is to
(i) attract, select and retain high caliber managerial and technical talent to meet the

Company's human resources needs, (ii) assess and develop such talent to succeed to key positions throughout the Company and its operating subsidiaries, (iii) provide compensation opportunities that are competitive with those provided by comparable gold companies, and (iv) motivate and reward its executives individually based on the contribution of each toward meeting Company objectives, which include annual and long-term business performance objectives and the creation of stockholder value.

  Normally, at the beginning of each year, the Compensation Committee reviews a summary of objectives for the Company and for its executive officers which are derived from the Company's strategic and financial planning activities. Based on this review and a review of the compensation offered by the Company's competitors, the Compensation Committee subsequently determines the Company's executive officers' compensation levels for base pay, annual incentive awards and long term incentive compensation. At year end, results achieved are assessed by the Compensation Committee relative to the previously approved objectives taking into consideration prevailing economic and business conditions.

  The Compensation Committee is assisted in its review and evaluation by Strategic Compensation Associates, executive compensation consultants retained by the Compensation Committee to advise it in the discharge of its responsibilities. The consultants provide advice to the Compensation Committee with respect to the reasonableness, fairness and competitiveness of compensation paid to certain executive officers of the Company. In so doing, the consultants review survey data regarding compensation practices and payments to executives of other major North American gold mining companies and the relationship of executive officer pay to Company performance and stockholder value. Prior to the Cyprus Amax Merger, the Company's Compensation Committee consulted with the Amax Human Resources and Compensation Committee ("Amax Committee") of the Board of Directors of Amax in determining the Company's executive officers' compensation levels. The Amax Committee was assisted in its review and evaluation by Pearl Meyer & Partners, Inc., executive compensation consultants.

  For 1993, the compensation of the Company's Chief Executive Officer and next five highest paid executive officers of the Company was consistent with the Company's policies and plans after consideration of the change in control of the Company that occurred as a result of the Cyprus Amax Merger. Those policies and plans include three major elements of compensation:

    1. Base salaries with ranges that were established to reflect the competitive marketplace at the appropriate job level. Placement within base salary ranges reflects the individual performance of each executive officer, time in position, and the overall financial condition of the Company. Base salaries are generally reviewed each year for adjustment by the Company's Compensation Committee. As of January 1, 1993, however, the salaries of all but two executive officers of the Company, as well as a number of key Company employees were frozen at their 1992 levels on the recommendation of the Company's Chief Executive Officer. The two Vice Presidents whose salaries were not frozen were granted modest increases because their base salaries were substantially below the salary levels of others occupying comparable positions, both within the Company and in comparable gold producing companies. In 1994, the Company's focus will be on cost-cutting, and executive salaries will therefore generally continue to be frozen. In lieu of 1994 salary increases, the Company intends to reward employees with stock option incentives.

    2. Annual incentive awards that were contingent on the Compensation Committee's year-end assessment of the performance of the Company and the individual executive officer in relation to goals and objectives set at the beginning of the year. Prior to the Cyprus Amax Merger, executive officers participated in Amax's Annual Incentive Compensation Plan for Executives under which such awards were generally made in cash early in the following year. Each executive officer was assigned performance goals for annual incentive purposes based on assigned position responsibilities. For 1993, performance goals included earnings from operations and cash flow, as well as growth in the Company's ore reserves. No payments were made by the Company under the Amax Incentive Compensation Plan. Payments were made by Cyprus Amax, however, under change of control provisions in the Amax Incentive Compensation Plan (which deemed all performance goals to have been met) that were triggered by the Cyprus Amax Merger.

    3. Equity participation in the form of stock options. Such options are granted to help strengthen the coincidence of interest of officers, as well as other salaried employees, and the Company's stockholders in the Company's growth in real value over the long term. At the Company's 1993 annual meeting of stockholders, approval was given to the Company's Stock Option Plan for salaried employees of the Company and its subsidiaries and the Company's Performance Share Plan for officers and other key employees. The amount of stock options granted in December 1992 conditioned upon such approval is shown in the table under OPTION/SAR GRANTS IN THE LAST FISCAL YEAR on page 12 hereof. No additional options were granted under the Stock Option Plan and no awards were made under the Performance Share Plan in 1993.

    The Company's philosophy is to increase the percentage of the Company's stock in the hands of directors, officers, and employees and thus to increase the commonality of interest with the stockholders. In keeping with this philosophy, in March and April 1994 the Company's Compensation Committee approved (subject to stockholder approval) the Directors' Stock Grant Plan and the issuance to the Company's officers and employees of stock options for slightly in excess of 300,000 shares of the Company's common stock. The options, which are effective as of March 21, 1994, were issued at option prices equal to 100% of fair market value at the date of grant, are exercisable for 10 years and have a two-year vesting period. In the future additional stock options may be granted to Company officers and employees by the Compensation Committee on a discretionary basis within a guideline range based on Company policies and practice. Such grants reflect the relative value of the individual's position as well as his or her current performance, continuing contribution and the prospective impact of the individual on the Company's future success and creation of stockholder value.

    Prior to the Cyprus Amax Merger, long term performance-related stock ownership opportunities in Amax common stock were granted to certain executive officers of the Company under the Amax Performance Share Plan ("Amax PSP"). Since 1991, such grants were in the form of performance accelerated restricted stock units with dividend equivalents ("PARS"). PARS granted in 1991 and 1992 could be earned out in shares of Amax common stock upon completion of successive three-year performance periods to the extent that Amax's cumulative earnings objectives had been attained. Such awards could be deferred, accelerated or otherwise adjusted in the sole discretion of the Amax Committee based on strategic and comparative performance assessment or other factors deemed relevant by the Amax Committee. Such shares could be delivered on an accelerated basis or forfeited as determined by the Amax Committee in certain circumstances. The long term incentive plan payouts to Messrs. Haddon, Kaiser, Muncaster and Carson made by Cyprus Amax in 1993 (shown in the table on page 11) were made under change of control provisions under the Amax PSP that were triggered by the Cyprus Amax Merger.

    From 1988 to 1990, contingent shares of Amax common stock with reinvested dividend units ("Performance Shares") were awarded annually to selected executive officers of the Company. Such Performance Shares were earned out at the end of successive three-year performance periods based on total Amax shareholder return (stock price movement and dividend payment) relative to a weighted group of companies engaged in similar businesses and a strategic performance evaluation by the Amax

  Committee. The long term incentive payout made to Timothy J. Haddon for 1992 (shown in the table on page 11) reflects the relative results of Amax for the three-year performance period ending December 31, 1992.

 Bases for the Compensation of the Chief Executive Officer

  Mr. Ward, Chairman of the Board, President and Chief Executive Officer of the Company, is compensated by Cyprus Amax, and a portion of his base salary and benefits is charged back to the Company in proportion to the amount of his time spent on Company business. No such amounts were charged back to the Company by Cyprus Amax for the period from mid-November 1993 through December 31, 1993. Mr. Ward is eligible to participate in the Company's Stock Option Plan and Performance Share Plan.

  The compensation paid to Mr. Haddon, the Company's former President and Chief Executive Officer, during 1993 was consistent with the Company's policies and plans described above, after consideration of the change in control of the Company that occurred as a result of the Cyprus Amax Merger.

  As the Company moves forward in its efforts to create stockholder value in the 1990s, the Compensation Committee will continue to review, monitor and evaluate the Company's program for executive compensation to assure that it is effective in support of the Company's strategy, is competitive in the marketplace to attract, retain and motivate the talent needed to succeed, takes into account significant pending changes in accounting rules as well as potential tax legislation, and appropriately pays for performance on behalf of all Company stockholders.

  Members of the Compensation Committee:

              Allen Born, Chairman
              Gerald J. Malys

PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock over the prior five years (assuming reinvestment of dividends at date of payment into common stock of the Company) with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on the published Standard & Poor's index for the gold industry. THE FOLLOWING GRAPH IS PRESENTED PURSUANT TO SEC RULES. THE COMPANY BELIEVES THAT WHILE TOTAL STOCKHOLDER RETURN IS A VERY IMPORTANT CRITERION OF CORPORATE PERFORMANCE, IT IS SUBJECT TO THE VAGARIES OF THE MARKET. IN ADDITION TO STOCK PRICE PERFORMANCE, THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM IS BASED ON FINANCIAL AND STRATEGIC RESULTS, AS WELL AS OTHER FACTORS SET FORTH AND DISCUSSED ABOVE IN THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG THE COMPANY, THE S&P 500
                        AND THE S&P GOLD MINING INDEX**


                              [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
            AMONG AMAX GOLD INC, S&P GOLD INDEX AND S&P 500 INDEX

      Measurement period                Amax       S&P Gold    S&P 500
      (Fiscal year Covered)             Gold        Index       Index
      ---------------------           --------     --------    --------
      Measurement PT -
      12/31/88                        $ 100.00     $ 100.00    $ 100.00

      FYE 12/31/89                    $ 111.73     $ 143.01    $ 131.68
      FYE 12/31/90                    $  95.45     $ 123.66    $ 127.58
      FYE 12/31/91                    $  75.07     $ 100.38    $ 166.47
      FYE 12/31/92                    $  56.14     $  95.17    $ 179.20
      FYE 12/31/93                    $  45.19     $ 178.97    $ 197.26


 * Assumes $100 invested on December 31, 1988, in Amax Gold Inc. common stock, S&P 500 Index and S&P Gold Miningg Index, each with reinvestment of dividends (quarterly compounding) and as measured on December 31, for each of the years shown.
** The S&P Gold Mining Index is comprised of Echo Bay Mines, Homestake Mining,
   Newmont Mining and Placer Dome, all of which produce substantially more gold than the Company.

                    2. RATIFICATION OF SELECTION OF AUDITORS

  On March 1, 1994, the Company's Board of Directors, acting on the recommendation of its Audit Committee, decided to appoint Price Waterhouse as the Company's independent accountants for fiscal year 1994, subject to ratification by the stockholders at the Annual Meeting of Stockholders to be held May 5, 1994. Price Waterhouse replaces Coopers & Lybrand who have been the Company's independent accountants since the Company's inception in 1987. Price Waterhouse are the independent accountants for Cyprus Amax and have served as such since 1985. The change was made to realize certain synergies between the Company and Cyprus Amax.

  The reports of Coopers & Lybrand on the financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Also, in connection with its audits for the two most recent fiscal years and through March 1, 1994, there have been no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Coopers & Lybrand would have caused them to make reference thereto in their report on the financial statements for such years.

  During the two most recent fiscal years and through March 1, 1994, there have been no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). Moreover, during the two most recent fiscal years and through March 1, 1994, the Company has not consulted with Price Waterhouse on items which (1) were or should have been subject to Statement of Auditing Standards No. 50 or (2) concerned the subject matter of a disagreement or reportable event with the former auditor, (as described in Regulation S-K Item 304(a)(2)).

  Neither the firm of Price Waterhouse nor any of its partners has a direct, or material indirect, financial interest in the Company or any of its subsidiaries. Representatives of the firms of Price Waterhouse and Coopers & Lybrand will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate stockholder questions.

  The favorable vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is needed to approve this Proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

           3. APPROVAL OF STOCK GRANT PLAN FOR NONEMPLOYEE DIRECTORS

  In order to increase the Company's ability to attract and retain outside directors of the highest caliber and experience, in March 1994 the Board of Directors adopted, subject to review and approval by the Compensation Committee of the Board (which approval was subsequently given) and approval by the stockholders of the Company, a Stock Grant Plan for Nonemployee Directors of the Company ("the Directors' Stock Grant Plan"). The affirmative vote of a majority of the shares of the Company's common stock present and eligible to vote at the Annual Meeting will be required for approval of the Directors' Stock Grant Plan. The full text of the Directors' Stock Grant Plan is set forth as Exhibit A to this Proxy Statement. The following is a brief summary of the provisions of the Directors' Stock Grant Plan, which is qualified in its entirety by reference to the text of the Directors' Stock Grant Plan attached as Exhibit A.

  The Directors' Stock Grant Plan, if approved by the stockholders, will become effective on August 1, 1994. It provides that on that date, and on the day following the annual stockholders' meeting held in each subsequent year, each director who is not then an employee of the Company or of any of its subsidiaries will be granted 1,500 shares of the Company's common stock, until a total of 100,000 shares, the maximum to be granted under the Directors' Stock Grant Plan, shall have been granted. The number of shares subject to grants and the number of shares to be granted are subject to equitable adjustment in the event of changes in the corporate structure or capital stock of the Company. The Board of Directors or a committee thereof shall administer the Directors' Stock Grant Plan, and the Board may amend or terminate the plan at any time; provided that amendments pertaining to eligibility to participate and the amount or timing of grants may not be made more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employment Retirement Income Security Act, or the rules promulgated thereunder. No amendment that would materially increase the benefits to directors, materially increase the number of shares that may be issued or materially modify eligibility requirements may become effective without approval by the stockholders. All of the present directors except Mr. Ward would be eligible to receive grants of stock under the Directors' Stock Grant Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ADOPTION OF THE STOCK GRANT PLAN FOR NONEMPLOYEE DIRECTORS, AND UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                               NEW PLAN BENEFITS

                                                        STOCK GRANT PLAN FOR
                                                      NONEMPLOYEE DIRECTORS OF
                                                           AMAX GOLD INC.
                                                    ----------------------------
                                                       DOLLAR
                 NAME AND POSITION                  VALUE ($)(1) NUMBER OF UNITS
                 -----------------                  ------------ ---------------
Non-executive Director Group.......................   $800,000       100,000

- --------
(1) The value was calculated by multiplying the number of shares by $8.00, the closing share price as of March 31, 1994. The actual value of the shares on the dates of grants may be greater or lesser than the value shown in the table.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters that may properly come before the meeting. Should any such matters arise, however, it is the intention of the persons named in the enclosed form of proxy to vote said proxy in accordance with their judgment on such matters.

                       PROPOSALS FOR 1995 ANNUAL MEETING

  The Company anticipates that the 1995 Annual Meeting of Stockholders will be held on or about May 4, 1995. The exact date, time and place for such meeting has yet to be determined. A stockholder who intends to present a proposal at that Annual Meeting must submit the written text of the proposal so that it is received by the Company at its principal executive offices no later than December 14, 1994, in order for the proposal to be considered for inclusion in the Company's Proxy Statement for that meeting.

                                                                       EXHIBIT A

                                STOCK GRANT PLAN
                          FOR NONEMPLOYEE DIRECTORS OF
                                 AMAX GOLD INC.

  Section 1. Purpose. The purpose of this Stock Grant Plan for Nonemployee Directors of Amax Gold Inc. (the "Plan") is to provide certain incentives and compensation to eligible directors of Amax Gold Inc. (the "Company"), and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company's success and progress by granting them shares of the Company's Common Stock ("Shares").

  Section 2. Shares Subject to Plan. Subject to Section 6, the maximum number of Shares that may be granted under the Plan is 100,000. The Shares granted under the Plan may be either authorized but unissued shares or treasury shares, as determined from time to time by the Company's Board of Directors (the "Board").

  Section 3. Eligibility. A director will be eligible to participate in the Plan if the director is not an employee of the Company or of any of its subsidiaries and is a director on the date of grant. Each eligible director to whom Shares are granted is referred to as a "Participant." Each grant of Shares shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and a Participant, if such an agreement is required by the Company to assure compliance with all applicable laws and regulations.

  Section 4. Share Grants. Each eligible director on August 1, 1994, shall be granted 1,500 Shares on that date, and annually thereafter each eligible director on the day after the annual stockholder's meeting held in each subsequent year shall be granted 1,500 Shares; provided that no grant to any director shall be made in any year when the total number of Shares remaining available for grants under Section 2 of the Plan is less than the total number then necessary to make full grants to all eligible directors.

  Section 5. Regulatory Compliance and Listing. The issuance or delivery of any of the Shares may be postponed by the Company for such period as may be required to comply with any applicable requirements under federal or state securities laws, any applicable listing requirements of any national securities exchange, and requirements under any other law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver any of the Shares if the issuance or delivery of such Shares would constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

  Section 6. Adjustment for Company Changes. In the event of a recapitalization, stock split, reverse stock split, stock dividend, combination or exchange of shares, merger, consolidation, reorganization or liquidation, or any other change in the corporate structure or capital stock of the Company that equitably requires an adjustment in the Shares then remaining subject to future grants under the Plan, appropriate adjustment shall be made in the maximum number of Shares then remaining subject to future grants under the Plan and in the Shares granted thereafter to eligible directors. A director shall have the rights of a stockholder of the Company only as to shares actually acquired by the director under the Plan.

  Section 7. Interpretation, Amendment, and Termination of the Plan.

    (a) Eligible directors and directors to whom shares have been granted may vote on matters of plan administration, including the grant of Shares.

    (b) Either the Board or a committee to whom the Board from time to time may delegate such authority (the "Committee") shall have the authority to interpret the provisions of the Plan and to determine the terms and conditions of grants that may be necessary or advisable to protect the interests of the Company, and the interpretations and decisions of the Board or the Committee, as the case may be, in these matters shall be final.

    (c) The Board may from time to time amend the Plan, provided that (i) no amendment that would materially increase the benefits accruing to Participants, materially increase the number of securities which may be issued under the Plan, or materially modify the requirements as to eligibility to participate in the Plan shall become effective without approval of the amendment by the stockholders, (ii) no other amendment shall become effective without approval of the amendment by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements (including Rule 16b-3 under the Securities Exchange Act of 1934), or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable, and (iii) amendments to any provisions of the Plan describing the eligible directors, stating the number of Shares to be granted, or specifying the time of the grants shall not be made more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employment Retirement Income Security Act, or the rules promulgated thereunder.

    (d) The Board may terminate the Plan at any time.

    (e) Notwithstanding any other provision of the Plan, neither the Board nor the Committee shall be authorized to exercise any discretion with respect to the selection of persons to receive grants under the Plan or concerning the amount or timing of grants under the Plan.

  Section 8. Miscellaneous.

    (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's stockholders or to limit the rights of the stockholders to remove any director.

    (b) The Company shall have the right to require, prior to the issuance or delivery of any Shares, payment by a Participant of any taxes required by law with respect to the issuance or delivery of such Shares. The Company may take such action as it may deem necessary or appropriate for the withholding of any taxes in connection with any grant for which the Company is required to withhold by any law or regulation of any federal, state or other governmental authority. Such action may include the cancelling of any portion of a grant of Shares or withholding from other compensation in an amount sufficient to pay the required withholding amount.

  Section 10. Effective Date of the Plan. The Plan shall become effective as of August 1, 1994, subject to and conditioned upon obtaining prior approval of the Plan by the Company's stockholders.

                                 AMAX GOLD INC.
                            9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO 80112
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
  The undersigned hereby appoints ROGER A. KAUFFMAN, MARK A. LETTES and PAUL J. HEMSCHOOT, JR. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Amax Gold Inc. held of record by the undersigned on March 24, 1994, at the annual meeting of stockholders to be held on May 5, 1994 or any adjournment thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR"
ITEM 2 AND ITEM 3.
Item 1--ELECTION OF DIRECTORS
    [_] FOR all nominees        [_] WITHHOLD AUTHORITY for all nominees
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
               Allen Born, Gerald J. Malys, Rockwell A. Schnabel,
           Vernon F. Taylor, Jr., Milton H. Ward and Russell L. Wood
Item 2--PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE as the independent public accountants of the Company.
                   [_] FOR      [_] AGAINST      [_] ABSTAIN

Item 3--PROPOSAL FOR ADOPTION OF A STOCK GRANT PLAN for the nonemployee Direc-tors of the Company.

                   [_] FOR      [_] AGAINST      [_] ABSTAIN

  The shares represented by this proxy will be voted as directed by the stockholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND
ITEM 3.
 PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
        -------------

Item 4--In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

                                             PLEASE MARK, SIGN, DATE AND
                                             RETURN THE PROXY CARD PROMPTLY,
                                             USING THE ENCLOSED ENVELOPE.

                                             Date..............................

                                             Signature.........................

                                             Signature
                                             if held jointly...................

                                             PLEASE SIGN EXACTLY AS NAME
                                             APPEARS. WHEN SHARES ARE HELD BY
                                             JOINT TENANTS, BOTH SHOULD SIGN.
                                             WHEN SIGNING AS ATTORNEY, AS
                                             EXECUTOR, ADMINISTRATOR, TRUSTEE
                                             OR GUARDIAN, PLEASE GIVE FULL
                                             TITLE AS SUCH. IF A CORPORATION,
                                             PLEASE SIGN IN FULL CORPORATE
                                             NAME BY PRESIDENT OR OTHER
                                             AUTHORIZED OFFICER. IF A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AUTHORIZED
                                             PERSON.

                               AMAX GOLD INC.
                          9100 EAST MINERAL CIRCLE
                          ENGLEWOOD, COLORADO 80112
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints ROGER A. KAUFFMAN, MARK A. LETTES and PAUL
J. HEMSCHOOT, JR. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Amax Gold Inc. held of record by the undersigned on March 24, 1994, at the annual meeting of stockholders to be held on May 5, 1994 or any adjournment thereof.

PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
       -------------



- --------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                                                 [X] Please mark
                                                                     your votes
                                                                      like this
                    -----------  -------------------------
                       COMMON      DIVIDEND REINVESTMENT

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2 AND ITEM 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND
                           "FOR" ITEM 2 AND ITEM 3.



Item 1--ELECTION OF DIRECTORS
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)
Allen Born, Gerald J. Malys, Rockwell A. Schnabel, Vernon F. Taylor, Jr., Milton H. Ward and Russell L. Wood

                   FOR        WITHHELD
                   [_]          [_]


Item 2--PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE as the indepen-dent public accountants of the Company.

                   FOR        AGAINST        ABSTAIN
                   [_]          [_]            [_]

Item 3--PROPOSAL FOR ADOPTION OF A STOCK GRANT PLAN for the nonemployee Direc-tors of the Company.

                   FOR        AGAINST        ABSTAIN
                   [_]          [_]            [_]


Item 4--In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.


- ------------------------------

                                            I PLAN TO ATTEND MEETING    [_]
                                   ++++++
                                        +
                                        +   COMMENTS/ADDRESS CHANGE
                                        +   Please mark this box if
                                        +   you have written            [_]
                                            comments/address change
                                            on the reverse side.


Signature(s) ___________________________   Date _______________________________

PLEASE SIGN EXACTLY AS NAME APPEARS ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR,
ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.